File No: 38150-0001

August 28, 2020

GreenPower Motor Company Inc.
#240 - 209 Carrall Street
Vancouver, British Columbia  V6B 2J2
Canada

Dear Sirs:

Re: GreenPower Motor Company Inc. - Registration Statement on Form F-1

We have acted as counsel for GreenPower Motor Company Inc., a British Columbia corporation (the "Company"), in connection with the Company's filing of (i) a registration statement on Form F-1 (File No. 333-248119) (as amended or supplemented, the "Initial Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and (ii) a second Registration Statement on Form F-1 filed pursuant to Rule 462(b) promulgated under the Securities Act (the "462(b) Registration Statement", and together with the Initial Registration Statement, the "Registration Statement"). This opinion letter is being furnished in connection with the Company's filing of the 462(b) Registration Statement, relating to the registration of the offering by the Company of an aggregate of 2,139,000 common shares the Company (the "Shares"), including common shares of the Company that may be sold pursuant to the underwriters' exercise of an option to purchase additional Shares. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the "Underwriting Agreement").

 In connection with this opinion, we have examined the following documents:

(a) the notice of articles of the Company

(b) the articles of the Company;

(c) the resolutions adopted by the board of directors of the Company pertaining to the Shares;

(d) the Registration Statement; and

(e) the prospectus constituting a part of the Registration Statement.

 In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

 We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

 Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Shares, when issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement, will be duly and validly authorized and issued as fully paid and non-assessable common shares in the capital of the Company.

 This opinion letter is opining upon and is limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein, as such laws presently exist and to the facts as they presently exist.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

CLARK WILSON LLP

/s/ Clark Wilson LLP